EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (hereinafter called “Agreement”), to be effective as of the 21 day of DEC, 2005 (hereinafter called “Agreement Date”), is by and between Protea Biosciences, Inc., a Delaware corporation having its principal place of business at 955 Hartman Run Road #210, Morgantown, WV 26507, (hereinafter referred to as “LICENSEE”) and West Virginia University Research Corporation (hereinafter referred to as “LICENSOR”), a nonprofit West Virginia corporation having its principal place of business at Chestnut Ridge Research Building, 886 Chestnut Ridge Road, PO Box 6216, Morgantown, WV 26506-6216, acting for and on behalf of West Virginia University (“WVU”).

WHEREAS, LICENSOR has developed or is developing and owns certain technologies defined as “Subject Technology” below;

WHEREAS, LICENSEE has an exclusive option on the “Subject Technology” (as defined below) resulting from an Exclusive Option Agreement signed by the Parties on 9/19/01;

WHEREAS, the Parties have terminated a previous license on the “Subject Technology” concurrently with the signing of this Agreement;

WHEREAS, LICENSOR is willing to grant a new worldwide, exclusive license on the terms set forth herein to the “Subject Technology” (as defined below) to LICENSEE in this Agreement; and

WHEREAS, LICENSEE desires to obtain said worldwide, exclusive, license to the Subject Technology;

NOW, THEREFORE, WITNESSETH, that for and in consideration of the mutual promises and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Parties hereto expressly agree as follows:

1.	DEFINITIONS

1.1         The term “Affiliate(s)” shall mean any corporation, partnership, joint venture or other entity of which the common stock or other equity ownership thereof is twenty-five percent (25%) or more owned or controlled, directly or indirectly, by LICENSEE.

1.2         The term “Gross Sales” shall mean the total invoiced amount less all bona fide trade, quantity and cash discounts actually allowed, the cost of extended warranty agreements, if any, and credits and allowances actually incurred on account of bona fide rejections, returns or billing errors.

1.3         The terms “Improvement” or ‘Improvements” shall mean any modification or enhancement of, or relating to the Subject Technology, or to the creation, modification, or enhancement of any device, method, or product related to the Subject Technology. If Subject Technology is or becomes patented, then any modification or enhancement shall be deemed an Improvement provided such a modification or enhancement, if unlicensed, would infringe one or more claims of such patent(s).

1.4         The term “Licensed Product(s)” shall mean all products that incorporate, utilize or are made with the use of the Subject Technology.

1.5         The term “the Parties” shall mean LICENSEE and LICENSOR.

1.6         The term “Principal Investigator” shall mean Daniel Flynn, Ph.D., John Barnett, Ph.D., Aaron Timperman, Ph.D., and Barbara Ducatman, M.D.

1.7         The term “Subject Technology” shall mean all LICENSOR technology, cell lines, biological materials, compounds, hardware, software, know-how, methods, documents, materials, tests, trade secrets, Trademarks, Improvements, and all other LICENSOR proprietary or confidential information, or intellectual property related to the Field of Invention listed in the attached Appendix developed as of the Agreement Date or which are developed during the term of this Agreement or the Exclusive Option Agreement between the parties. The term Subject Technology shall include all inventions by the listed Principal Investigator within the Field of Invention in the attached Appendix. Should a Principal Investigator have more than one Field of Invention, then each Field of Invention shall be a separate Subject Technology. Should a second Principal Investigator have inventions within the same Field of Invention as a first Principal Investigator, than each Principal Investigator shall have a separate Subject Technology for the Field of Invention unless the first and second Principal Investigators collaborated within the Field of Technology on the invention and listed such in the disclosure to WVURC. The term Subject Technology shall also include any United States Patent Applications and any United States or Foreign Patents issuing thereof, together with all patents or like protection that may in the future be granted on said Subject Technology whether in the United States of America or any other country and all substitutions for and divisions, continuations, continuations-in-part, renewals, reissues, extensions and the like on said applications and patents.

2.	GRANT OF LICENSEE

2.1         LICENSOR hereby grants to LICENSEE, and LICENSEE hereby accepts, upon and subject to all the terms and conditions of this Agreement, an exclusive, worldwide, license under the Subject Technology to make, have made, use, market, sell, sublicense, and offer for sale Licensed Products and services.

2.2         The foregoing notwithstanding, the grant in Section 2.1 shall be further subject to, restricted by, and non-exclusive with respect to:

(i)    the use of the Subject Technology by LICENSOR alone or in combination with third parties, for research, teaching and other education or research-related purposes; (as indicated in Section 2.4, any such use of Subject Technology shall be conducted in a manner as to protect the confidentiality or proprietary nature of the same);

(ii)   the use of the Subject Technology by the inventors thereof for research purposes at academic or research institutions; and

(iii)  any non-exclusive license of the Subject Technology that LICENSOR is required by law or regulation to grant to the United States of America or to a foreign state pursuant to an existing or future treaty with the United States of America.

2.3         Within thirty (30) days of the execution hereof, LICENSOR will furnish to LICENSEE all relevant information in its possession at the date of the execution hereof comprising the Subject Technology, in such form, electronic or otherwise, as the same is regularly maintained by LICENSOR and as is reasonably requested by LICENSEE. Provided, however, LICENSOR will be under no obligation to modify, expand, develop or enhance the Subject Technology, or create new material in substance or form, beyond the state the Subject Technology exists at the Agreement Date, absent the further written agreement, provided however if LICENSOR does so modify, expand, develop, or enhance the Subject Technology, or create new material in any substance or form beyond the state the Subject Technology exists at the date of execution of this Agreement, LICENSOR shall exclusively provide a written right of first refusal to LICENSEE for such modification, expansion, development or enhancement, to be covered under the terms and conditions of a new agreement with terms and conditions substantially the same as those set forth in this Agreement.

2.4         All information and materials provided to LICENSEE by LICENSOR or by LICENSEE to LICENSOR hereunder shall be treated as confidential in accordance with the provisions of Section 14 below, and shall be returned to originating party upon the termination of this Agreement, for whatever reason.

2.5         Subject to the definitions of Improvements and Subject Technology in Sections 1.3 and 1.7 and subject to the licensing requirements pursuant to Section 2.1, Improvements made solely by employees of one Party shall be owned by that Party; Improvements made jointly by employees of both Parties shall be owned jointly by both Parties. The Parties shall cooperate with each other in preparing and prosecuting patents and other forms of intellectual property protection on jointly-owned Improvements, and LICENSEE shall reimburse WVURC for all patent expenses incurred in connection with such patent applications to the same extent as set forth in Section 7 below, with the prior approval of Licensee. Any Improvements made by one Party shall be promptly disclosed to the other Party, and if the disclosing Party decides not to file a patent application with respect to an Improvement, the other Party shall have the option to file such application at its expense in which event all patents and Improvements resulting there from shall belong to such Party free and clear of any and all claims or rights of the other Party under this Agreement or otherwise.

3.	COMMERCIALIZATION EFFORTS

LICENSEE will use commercially reasonable efforts in a diligent manner for the development and commercialization of the Subject Technology.

4.	PAYMENTS AND REPORTS

4.1         LICENSEE shall provide semi-annual reports to LICENSOR with supporting documentation regarding the development and progress of the Subject Technology. LICENSEE will develop and execute marketing, communications, and promotional plans/or policies for the commercialization and sales of the Subject Technology which shall be submitted to LICENSOR for review and approval. LICENSEE will appoint a representative who reports to LICENSOR for purposes of these activities and who will be the primary point of contact in dealing with LICENSOR under this Section and will have the authority to make decisions with respect to actions taken under this paragraph.

4.2         As partial consideration for the rights conveyed by LICENSOR under this Agreement, LICENSEE shall pay LICENSOR a license fee of twenty-five thousand dollars ($25,000) due within ninety (90) days of the date on which the First Notice of Allowance issued by the United States Patent and Trademark Office or by a similar governmental agency of a foreign country with respect to any Subject Technology is received by LICENSEE. In no event shall LICENSEE be required to pay the above license fee more than one time with respect to any individual Subject Technology, including but not limited to continuations, continuations in part, extensions, divisions, and counterpart issuances from additional jurisdictions.

4.3         In addition to the foregoing and subject to Section 4.4, LICENSEE shall pay LICENSOR an earned royalty on Gross Sales of four percent (4%).

4.4         If LICENSEE is required to license intellectual property rights from third parties in order to practice or commercialize the Subject Technology, the royalty payments due in Section 4.3 shall be reduced by the lesser of (i) fifty percent (50%) or (ii) the royalty and licensing fees actually incurred by LICENSEE to license such third party intellectual property rights. Notwithstanding the foregoing, LICENSOR shall be entitled to receive earned royalties of at least two percent (2%) on Gross Sales following such reduction.

4.5         Payment of the royalties specified this Section shall be made semiannually by LICENSEE to LICENSOR on a calendar year basis within thirty (30) days after June 30 and December 31 of each calendar year during the term of this Agreement covering the Gross Sales of Licensed Products sold by LICENSEE during the preceding accounting period. After termination or expiration of this Agreement, a final payment shall be made by LICENSEE covering the final calendar year or portion thereof during which sales of Licensed Products took place. Each semi-annual payment shall be accompanied by a written royalty statement in a form acceptable to LICENSOR. Such royalty statement shall be certified as accurate by a duly authorized representative of LICENSEE reciting stock number, item, units sold, description, quantity shipped, gross invoice, amount billed customers less discounts, allowances, returns and reportable sales for each Licensed Product. A royalty obligation shall accrue upon the sale of the Licensed Products regardless of the time of collection by LICENSEE. A Licensed Product shall be considered “sold” when such Licensed Product is billed, invoiced, shipped, or paid for, whichever occurs first.

4.6         Should LICENSEE fail to make any payment when due and payable to LICENSOR hereunder, LICENSOR may, at its sole option, upon thirty (30) days written notice to LICENSEE of LICENSEE’s right to cure, terminate this Agreement as provided in Section 8 below.

4.7         All payments due hereunder are expressed in and shall be paid in United States of America currency, without deduction of exchange, collection or other charges, to LICENSOR, or to the account of LICENSOR at such bank or other agent as LICENSOR may from time to time designate by notice to LICENSEE.

4.8         In the event that any payment due hereunder is not made when due, the payment shall bear interest beginning on the 10th day following the due date thereof, calculated at the annual rate of the sum of (i) two percent (2%) plus (ii) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such royalty payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of LICENSOR to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

5.	RECORDS, INSPECTION, AND QUALITY CONTROL

5.1         LICENSEE shall maintain or cause to be maintained a true and correct set of records pertaining to the Gross Sales of Licensed Products by LICENSEE under this Agreement. During the term of this Agreement and for a period of three (3) years thereafter, LICENSEE agrees to permit an accountant or agent selected and paid by LICENSOR to have access during ordinary business hours to such records as are maintained by LICENSEE as may be necessary, in the opinion of such accountant or agent, to determine the correctness of any report and/or payment made under this Agreement. In the event that the audit reveals an underpayment of royalty by seven percent (7%) or more, all costs and fees associated with such audit shall be paid by LICENSEE to LICENSOR. If the underpayment is less than seven percent (7%), LICENSOR shall pay all costs and fees associated with such audit. Such accountant or agent shall maintain in confidence, and shall not disclose to LICENSOR, any information concerning LICENSEE or its operations or properties other than information directly related to the correctness of such reports and payments.

5.2         LICENSEE agrees and acknowledges that LICENSOR has all the rights to inspect the records and operations of LICENSEE during regular business hours.

6.	SUBLICENSES

6.1         LICENSEE shall obtain prior written approval from LICENSOR, which approval shall not be unreasonably withheld, and shall include LICENSOR as a signatory party to any sublicensing agreement, prior to entering into any sublicensing agreement. LICENSEE shall give LICENSOR prompt notification of the identity and address of each sublicensee with whom it concludes a sublicense agreement and shall supply LICENSOR with a copy of each such sublicense agreement. LICENSEE shall be responsible for its sublicensees and shall not grant any rights that are inconsistent with the rights or obligations of LICENSEE hereunder. No such sublicense agreement shall contain any provision that would cause it to extend beyond the term of this License Agreement.

6.2         All sublicenses granted by LICENSEE of its rights hereunder shall be subject to the terms of this Agreement. LICENSEE shall remain responsible to pay LICENSOR its licensing royalty in accordance with the royalty payment schedule set forth in Section 4. Any act or omission of a sublicensee that would be a breach of this License Agreement if performed by LICENSEE shall be deemed to be a breach by LICENSEE of this Agreement. Each sublicense agreement granted by LICENSEE shall include an audit right by LICENSOR of the same scope as provided in Section 5 hereof with respect to LICENSEE.

6.3         For each sublicense granted to sublicensees, LICENSEE agrees to pay LICENSOR a sublicense fee equal to ten percent (10%) of any license fee and other payments or fees received from the sublicensee. Sublicense fees owed LICENSOR shall be due and payable to LICENSEE within ten (10) days of receipt of payment from the sub licensee.

7.	INTELLECTUAL PROPERTY AND INFRINGEMENT

7.1         During the term of this Agreement, LICENSEE shall control the development, filing, prosecution, and maintenance of all patents for the Subject Technology (“the Patent Rights”); provided, however, that (i) all filings shall be made in the name and for the benefit of WVU, (ii) LICENSEE shall provide LICENSOR with a reasonable opportunity to review and provide input with respect to any patent applications, continuations, divisional or related applications with respect to Subject Technology prior to the filing thereof; (iii) LICENSEE shall not make any substantive decision with respect to the Patent Rights without first obtaining the consent of LICENSOR, which will not by unreasonably withheld; and (iv) LICENSOR shall not abandon any patent application at any stage in the prosecution process or allow a provisional patent application to lapse without filing an application claiming priority without informing LICENSOR within a reasonable timeframe to allow LICENSOR to maintain the application.

7.2         LICENSEE agrees to pay all costs incident to the Patent Rights in the United States and elected foreign countries including, but not limited to, all costs incurred in filing continuations, divisionals or related applications, thereon and any re-examination or reissue proceedings thereof. LICENSEE shall select all counsel for the protection of the Patent Rights. Should LICENSEE elect for the Patent Rights to be prosecuted by patent attorneys or agents employed by LICENSOR than LICENSEE shall be billed by LICENSOR for such prosecution at reasonable market rates.

7.3         LICENSEE agrees to keep LICENSOR and its patent counsel fully informed of all prosecutions and other actions pursuant to this Section, including submitting to LICENSOR copies of all official actions and responses thereto.

7.4         In the event LICENSEE decides not to pay for the costs associated with either (i) the prosecution of any patent application that forms a part of the Patent Rights to issuance or (ii) maintenance of any United States or foreign issued patent on any Subject Technology, LICENSEE shall timely notify LICENSOR of such a decision, which notice shall constitute an irrevocable waiver of LICENSEE’s rights therein, if any, including, without limitation, Improvements thereto, and LICENSOR shall have the right to assume such costs. LICENSEE’s right to practice the Subject Technology under such patent shall immediately terminate upon the giving of such notice. If LICENSEE fails to notify LICENSOR to assume such costs prior to abandonment or expiration of any Patent Rights, LICENSEE shall be considered in default of this Agreement and liable for any damages resulting by such abandonment.

7.5         Each party shall promptly inform the other of any suspected infringement of any claims in the Subject Technology, or any misuse, misappropriation, theft or breach of confidence of other proprietary rights in the Subject Technology by a third party, and with respect to such activities as are suspected, LICENSOR shall have the right, but not the obligation, to institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the proprietary rights against such third party. If LICENSOR fails to bring such an action or proceeding within a period of three (3) months after receiving notice or otherwise having knowledge of such infringement, then LICENSEE shall have the right, but not the obligation, to prosecute at its own expense any such claim. Should either LICENSOR or LICENSEE commence suit under the provisions of this Section and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such action or proceeding at its own expense. Any damages recovered from such action will be divided between the Parties in proportion to the percentage of such costs which they have paid.

7.6         Neither LICENSOR nor LICENSEE shall settle any action covered by Section 7.5 without first obtaining the consent of the other party, which consent will not be unreasonably withheld.

7.7         LICENSOR shall not be liable for any costs, fees, damages or losses of any sort incurred as the result of an action for infringement brought against LICENSEE as the result of LICENSEE’s exercise of any right granted under this Agreement. The decision to defend or not defend any such action shall be in LICENSEE’s sole discretion.

8.	TERM AND TERMINATION

8.1         This Agreement shall automatically terminate at the latter of the expiration of the last to expire patent issued on the Subject Technology, or twenty (20) years from the first commercial sale of the final Licensed Product by Licensee. After such expiration, LICENSEE shall have a perpetual, non-exclusive, royalty-free license to the Subject Technology.

8.2         In the event of default or failure by LICENSEE to perform any of the terms, covenants or provisions of this Agreement between LICENSEE and LICENSOR, LICENSEE shall have thirty (30) days after the giving of written notice of such default to LICENSEE by LICENSOR to correct such default. If such default is not corrected within the said thirty (30) day period, LICENSOR shall have the right, at its option, to cancel and terminate this Agreement. The failure of LICENSOR to exercise such right of termination for non-payment or otherwise shall not be deemed to be a waiver of any other right or remedy LICENSOR might have, nor shall such failure preclude LICENSOR from exercising or enforcing said right or remedy upon any subsequent failure by LICENSEE.

8.3         LICENSOR shall have the right, at its option, to cancel and terminate this Agreement immediately in the event that LICENSEE shall (i) become involved in insolvency, dissolution, bankruptcy, or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for LICENSEE.

8.4         At the date of any termination of this Agreement pursuant to Section 8.2 hereof for breach by LICENSEE, or pursuant to Section 8.3 hereof, as of the receipt by LICENSEE of notice of such termination, LICENSEE shall immediately cease using any of the Subject Technology and return all documents and records, including electronic records, of the same to LICENSOR; provided, however, that LICENSEE, within six (6) months of termination, may dispose of any Licensed Products actually in the possession of LICENSEE prior to the date of termination.

8.5         No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination. The obligations of Sections 4, 7, 14 and 15 shall survive termination of this Agreement.

8.6         In the event of termination of this Agreement for any reason all rights to the Subject Technology shall revert to LICENSOR.

9.	ASSIGNABILITY

This Agreement shall be binding upon and shall inure to the benefit of LICENSOR and its assigns and successors in interest, and shall be binding upon and shall inure to the benefit of LICENSEE and the successor to all or substantially all of its assets or business to which this Agreement relates, but shall not otherwise be assignable or assigned by LICENSEE without prior written approval and consent by LICENSOR, on such terms and conditions as the Parties may agree. Any attempted assignment without such consent shall be void and shall automatically terminate all rights of LICENSEE under this Agreement.

10.	GOVERNMENTAL COMPLIANCE

LICENSEE shall at all times during the term of this Agreement, and for so long as it shall sell Licensed Products, comply and cause its sublicensees to comply with all laws, rules and regulations that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of Licensed Products or any other activity undertaken pursuant to this Agreement.

11.	GOVERNING LAW

This Agreement shall be deemed to be subject to, and have been made under, and shall be construed and interpreted in accordance with the laws of the State of West Virginia and the United States of America.

12.	NOTICES

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by first class mail, postage prepaid, addressed to it at its address set forth below or as it shall designate by written notice given to the other party.

If to WVU/WVURC:

Director
Office of Technology Transfer
210 Chestnut Ridge Research Building
886 Chestnut Ridge Road, 2nd Floor
PO Box 6216
Morgantown, WV 26506-6216
(304) 293-7160 Phone
(304) 293-7498 Fax

If to __________

Protea Biosciences, Inc.:
Attn: President
955 Hartman Run Road, #210
Morgantown, WV 26507

13.	MARKETING, ADVERTISING AND PUBLICATIONS

13.1       LICENSEE shall identify LICENSOR as the owner of the Subject Technology and any patent(s) issued thereon, and include in its packaging and products appropriate patent markings. However, LICENSEE agrees that it may not use in any way the name of West Virginia University or any logotypes, trademarks, or symbols associated with West Virginia University or LICENSOR or the names of any of the scientists or other researchers at West Virginia University or LICENSOR without the prior written consent of West Virginia University or LICENSOR. Further, LICENSEE shall not, by advertising or otherwise, indicate or imply the existence of any relationship between LICENSEE and West Virginia University or LICENSOR other than that of licensee-licensor unless the indication of a relationship is to convey the percentage ownership of WVURC in Protea Biosciences, Inc.

13.2       LICENSEE shall provide to LICENSOR copies of all packaging, advertising and other material intended to be used in relation to the Licensed Products. Should LICENSOR object to any of the packaging, advertising or other material intended to be used in relation to the Licensed Products, LICNESEE shall suspend such usage until the Parties find a satisfactory amendment.

13.3       LICENSOR and LICENSEE shall have the right to publish papers and other scholarly materials with respect to the Subject Technology in appropriate literature. Such publication shall in no event disclose proprietary or confidential information of the other party. Provided, however, LICENSOR and LICENSEE shall have the right to review the other party’s materials related to the Subject Technology prior to the submission for public disclosure including publications, posters, lectures, and seminars thereof and require changes or delay submission for up to seven (7) days from receipt thereof for purposes of protecting such information and protecting LICENSOR’s right to obtain patent protection on any inventions or Improvements disclosed thereby. In the event either party has not responded to the other party with written comments or changes within such seven (7) day period, then the submitting party shall authorize to proceed with its disclosure of the materials submitted for review.

14.	CONFIDENTIALITY

LICENSEE and LICENSOR agree to maintain the Subject Technology and all associated proprietary, confidential information, and intellectual property, of each other in confidence, and to use the same only in accordance with this Agreement. Such obligation of confidentiality shall not apply to information which either party can demonstrate: (i) was at the time of disclosure in the public domain; (ii) has come into the public domain after disclosure through no fault of either party; (iii)was lawfully disclosed to either party by a third party which was not under an obligation of confidence to either party with respect thereto; (iv) which either party can reasonably demonstrate was independently developed by LICENSEE without use of the Subject Technology; or (v) which LICENSEE shall be compelled to disclose by law or legal process. The foregoing obligation of confidentiality shall survive termination of this Agreement.

15.	RECOGNITION OF OWNERSHIP

LICENSEE recognizes LICENSOR’S title to the Subject Technology and shall not at any time do or suffer to be done any act, omission, or thing which will in any way impair the rights of LICENSOR in and to the Subject Technology. It is understood and agreed that LICENSEE, or any parent, subsidiary or Affiliate thereof, shall not acquire and shall not claim any title to the Subject Technology by virtue of the license granted to LICENSEE, or through LICENSEE’s use of the Subject Technology, it being the intention of the parties that all use of the Subject Technology by LICENSEE shall at all times inure to the benefit of LICENSOR.

16.	INDEMNITY

Each Party shall notify the other of any claim, lawsuit or other proceeding related to the Subject Technology. LICENSEE agrees that it will defend, indemnify and hold harmless LICENSOR, its faculty members, scientists, researchers, employees, officers, trustees, directors, and agents and each of them (the “Indemnified Parties”), from and against any and all claims, causes of action, lawsuits or other proceedings filed, including, costs and reasonable attorney’s fees, or otherwise instituted against any of the Indemnified Parties related directly or indirectly to or arising out of the design, process, manufacture, sale or use by any person or party of the Subject Technology, the Licensed Products or any other embodiment of the Subject Technology into Licensed Products, including, without limitation, actions founded on product liability.

17.	LICENSOR’S DISCLAIMERS

Neither LICENSOR nor West Virginia University, nor any of their faculty members, researchers, trustees, officers, employees, directors, or agents, assumes any responsibility for the manufacture, product specifications, sale or use of the Subject Technology or the Licensed Products which are manufactured by or sold by LICENSEE.

18.	INDEPENDENT CONTRACTORS

The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party. Nothing in this relationship shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.

19.	DISCLAIMER OF WARRANTY

LICENSOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS AND LICENSOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, AS TO THE PATENTABILITY OF ANY EMBODIMENT OF THE SUBJECT TECHNOLOGY INTO LICENSED PRODUCTS OR TO THE ENFORCEABILITY OF ANY PATENTS, IF ANY, ISSUING THEREUPON, OR THAT THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS ARE OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES.

20.	NON-WAIVER

The Parties covenant and agree that if a party fails or neglects for any reason to take advantage of any of the terms hereof providing for termination of this Agreement or if a party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants, or conditions of this Agreement or of the performance thereof. None of the terms, covenants, and conditions of this Agreement may be waived by a party except by its written consent.

21.	REFORMATION

All Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, Section or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its Parties hereto, in a final non-appealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, Sections, clauses or combination shall be inoperative in such country, community, or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

22.	FORCE MAJEURE

No liability hereunder shall result to a party by reason of delay in performance caused by force majeure, that is, circumstances beyond the reasonable control of the party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

23.	WAIVER AND ALTERATION

23.1       The waiver of a specific breach hereunder may be affected only by writing signed by the waiving party and shall not constitute a waiver of any other breach or Section of this Agreement.

23.2       A provision of this Agreement may be altered only by a writing signed by both parties.

24.	ENTIRE AGREEMENT

The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement or understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.

25.	NO INFERENCE

This agreement is the product of arm’s length negotiation between the parties and no inference shall be drawn or prejudice result from the fact that the final version hereof may have been drafted by counsel for one party or the other.

26.	AUTHORITY TO ACT

The Parties represent and warrant that they have the full power and authority to enter into this Agreement and carry out the transactions contemplated hereby, that all necessary corporate or other action has been duly taken in this regard and that the person executing this Agreement on each party’s behalf has the requisite authority to bind the respective party.

27.	MEDIATION

The Parties agree that it shall be a prerequisite to any suit by either party against the other for any cause arising out of the terms of this Agreement that the Parties shall first submit their dispute to non-binding mediation before a qualified mediator authorized to provide mediation services in connection with the court-annexed alternative dispute procedures of the Circuit Courts, or of the United States District Courts, of the State of West Virginia. In the event of such duty to mediate arising hereunder, the Parties shall select a mutually acceptable mediator, or, if they are unable to do so, each shall select a qualified mediator to act as their representative, and those two so selected shall select a qualified third mediator who shall actually mediate the case. Any mediation hereunder shall be conducted in accordance with the Mediation Rules set forth in the Rules for West Virginia Trial Courts of Record or such other similar standards as the parties may agree or the mediator may designate.

28.	EXPORTS

LICENSEE is responsible for complying with, and assures LICENSOR that it will comply with all export regulations of the U. S., including the U. S. Department of State International Traffic In Arms Regulations (Title 22, CFR Parts 120-130), the U.S. Department of Commerce Export Administration Regulations (Title 15, CFR 730-774), and any other U.S. Government regulation applicable to the export, re-export, or disclosure of such controlled technical data (or the products thereof) to Foreign Nationals, whether within, or without, the U.S., including those employed by, or otherwise associated with LICENSEE. This duty of compliance does not expire with the expiration of the term of this Agreement, or the existence of any of the conditions as set forth in this Agreement, or the period of performance as set forth in this Agreement.

29.	NON-COMPETE

LICENSEE hereby agrees not to solicit for employment, employ, or assist any other entity in employing any employee, staff, or faculty member during the term of and for a two-year period after the expiration of this Agreement who is now or hereafter employed or engaged by the LICENSOR.

30.	FURTHER ASSURANCES

LICENSOR and LICENSEE covenant and agree to execute all documents and take all reasonable actions necessary to protect the Subject Technology and any Licensed Products, including improvements and enhancements thereto.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

WEST VIRGINIA UNIVERSITY
RESEARCH CORPORATION, Licensor

		Sign:	/s/ Alan B. Martin

Dated:	12/21/05	Title:

/s/ Stepehen Turner
Licensee

		Sign:	Stephen Turner

Dated:		Title:	CEO

APPENDIX I (SUBJECT TECHNOLOGY I)
FIELD OF INVENTION—MICROFLUIDICS
PRINCIPAL INVESTIGATOR—AARON TIMPERMAN, PhD.

1. Disclosure # 157. Integrated Microfluidic System for Proteome Analysis.

2. Disclosure #198. Porous Capillary Interface for Microfluidic Chip System.

3. Disclosure # 194. Edman Degradation in Microfludic Chip System.

4. Disclosure # 199. Novel Electroextraction Method.

5. Disclosure # 201 and 217. Microfluidic Valve.

6. Disclosure # 202 and 214. Apparatus and Method for Edman Degradation on a Microfluidic Device Utilizing an Electroosmotic Flow Pump.

7. Disclosure #213. Integration of Bi-Direction Capillary Electrophoresis into the Integrated Microfluidic System for Proteome Analysis.

8. Disclosure # 216. An Integrated Microfluidic System for Proteome Analysis Using a Concentrating Membrane.

9. Disclosure # 245. Use of Laser Micromachining to Produce Hydrodynamic Flow Restrictors in Microfluidic Devices.

10. Disclosure #215 and # 246. Novel Interfaces for Coupling Microfluidic Systems with Electrospray Ionization Mass Spectromety.

11. Disclosure #255. A Novel Saw-Toothed Shaped Gradient for Chromatographic Separations.

APPENDIX II (SUBJECT TECHNOLOGY II)
FIELD OF INVENTION—AFAP
PRINCIPAL INVESTIGATOR Daniel Flynn, PhD.

1. Disclosure # 230. AFAP Sequences.